Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2009, in this Registration Statement on Form S-1 and related Prospectus of rue21, inc. and subsidiary for the registration of 5,823,097 shares of its common stock.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 12, 2010